RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                            PRICING SUPPLEMENT NO. 3
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                                (Fixed Rate Note)

                    (Due One Year or More from Date of Issue)

Designation: Fixed Rate               Original Issue Date: May 6, 1998
Medium-Term Notes Due
September 5, 2000

Principal Amount:  $100,000,000       Maturity Date: September 5, 2000

Issue Price (as a percentage of       Regular Record Dates:
  Principal Amount):  100%            Fifteenth calendar day,
                                      whether or not a Business
                                      Day, immediately preceding
                                      the corresponding Interest
                                      Payment Date

Interest Rate:  5.85%                 Interest Payment Dates:
                                      Semiannually, on March 5 and September
                                      5 each year, beginning on September 5,
                                      1998 and ending on the Maturity Date

Commission or discount (as            CUSIP No: 459 20Q AU8
a percentage of Principal
Amount):  0.00%

Redemption Provisions: NONE

                                    Form: [X] Book-Entry
                                          [ ] Certificated

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus.

INTEREST

      Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.
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      If any payment of principal or interest is due on a day that is not a
Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, "Business Day" as used here as well as in the accompanying Prospectus Supplement, means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined in this Pricing Supplement have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION

      The Notes are not redeemable by the Company.

PLAN OF DISTRIBUTION

      The Notes will be sold to Chase Securities Inc. at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

Dated: May 1, 1998